EXHIBIT 99.1

Tracinda Corporation

150 South Rodeo Drive, Suite 250

Beverly Hills, California 90212

Telephone (310) 271-0638

Facsimile (310) 271-3416

April 15, 2010

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

as Representative of the several Initial Purchasers to be named in the within-mentioned Purchase Agreement

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

Re:	Proposed Offering by MGM Mirage

Ladies and Gentlemen:

The undersigned, a stockholder [and an officer and/or director] of MGM MIRAGE, a Delaware corporation (the “Company”), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) propose(s) to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company providing for the offering (the “Offering”) of convertible senior notes (the “Securities”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder [and an officer and/or director] of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each initial purchaser to be named in the Purchase Agreement that, during a period of 60 days from the date of the Purchase Agreement (the “Lock-up Period”), the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares (each, a “Transfer”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file, or cause to be filed, any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise (each, an “Economic Transfer”); provided, however, that the undersigned may Transfer its, or enter into Economic Transfers of, Lock-up Securities so long as either (i) the purchaser or acquiror agrees to be bound by the terms of this Lock-up Agreement or (ii) the Transfer or Economic Transfer is not consummated until a date following the Lock-up Period.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) with respect to any transfers described under clauses (i), (iii), (v) or (vi), Merrill Lynch receives a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be and (2) any such transfer shall not involve a disposition for value:

(i)	as a bona fide gift or gifts, including to a charitable organization; or

(ii)	shares of Common Stock sold under any Rule 10b5-1 trading plan existing prior to the date hereof; or

(iii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iv)	shares of Common Stock surrendered to the Company in payment of taxes due upon vesting or exercise of equity based awards; or

(v)	as a distribution to limited partners or stockholders of the undersigned; or

(vi)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(vii)	shares of Common Stock sold to fund estate or other tax obligations related to the exercise of options or other similar compensatory arrangements; or

(viii)	by will or under the laws of descent.

Furthermore, the undersigned may (i) sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Offering and (ii) exercise any outstanding options or other similar rights issued under compensatory arrangements which expire during the Lock-up Period and sell any shares of common stock received in connection with that exercise, as part of a cashless exercise or otherwise.

In addition, the undersigned may transfer any Lock-up Securities resulting from Tracinda Corporation’s transfer of any Lock-up Securities as required by any agreement (as may be amended) set forth in Schedule A.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:	/s/ Anthony Mandekic

Print Name:	Tracinda Corporation
By: Anthony Mandekic, Secretary/Treasurer

SCHEDULE A

Revolving Credit Facility Letter Agreement, dated April 15, 2008.

Custody Agreement, dated April 15, 2008.

First Amendment to Revolving Credit Facility Letter Agreement, dated May 21, 2008.

Second Amendment to Revolving Credit Facility Letter Agreement, dated June 16, 2008.

Amended and Restated Pledge Agreement, dated June 25, 2008.